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Exhibit 1.5

This document is important and requires your immediate attention. It should be read in conjunction with the Offer to Purchase and Circular dated August 30, 2005 of Ship Acquisition Inc. and the Notice of Extension dated October 7, 2005 of Ship Acquisition Inc. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor.

        October 19, 2005

NOTICE OF VARIATION
by
SHIP ACQUISITION INC.
a wholly-owned subsidiary of
TUI AG
in respect of its
OFFER TO PURCHASE FOR CASH
all of the outstanding Common Shares of
CP SHIPS LIMITED
at a price of
U.S.$21.50 per Common Share

This is a notice of variation (the "Notice") to the Offer dated August 30, 2005 by Ship Acquisition Inc. (the "Offeror"), an indirect wholly-owned subsidiary of TUI AG ("TUI"), as amended by the notice of extension dated October 7, 2005 of the Offeror (the "Notice of Extension"), for all of the issued and outstanding common shares (together with the associated Rights (as defined in the Offer to Purchase and Circular in respect of the Offer (the "Offer to Purchase and Circular")) (collectively, the "Shares") of CP Ships Limited ("CP Ships") including Shares issuable pursuant to the exercise of outstanding options, warrants, convertible notes or other rights to acquire Shares. Except as otherwise set forth in this Notice, the terms and conditions previously set forth in the Offer to Purchase and Circular, as amended by the Notice of Extension, continue to be applicable in all respects, and this Notice should be read in conjunction therewith. Unless the context requires otherwise, terms denoted by initial capital letters and not defined herein have the meanings set forth in the Offer to Purchase and Circular. All references to the Offer to Purchase and Circular in this Notice shall be deemed to be, where appropriate, references to the Offer as amended by the Notice of Extension and by this Notice.

This Notice is being given in accordance with the requirements of Canadian provincial securities laws.

The Offeror has varied the Offer by waiving the condition in subsection 4(c) of the Offer to Purchase requiring that all Regulatory Approvals have been obtained or concluded or in the case of waiting or suspensory periods, have expired or been terminated, (the "Regulatory Approval Condition") as it relates to Regulatory Approvals of Governmental Entities in Mexico (the "Mexican Regulatory Approval Condition") and by waiving the condition in subsection 4(i) of the Offer to Purchase requiring that CP Ships complete and effect a merger of CP Ships and one or more of its Canadian subsidiaries as TUI may reasonably request (the "Reorganization Condition", together with the Mexican Regulatory Approval Condition, the "Waived Conditions").

The Offer was open for acceptance until 6:00 p.m. (Eastern time) on October 18, 2005. On October 19, 2005, TUI and CP Ships jointly announced that Shareholders holding 84,095,325 Shares, representing 89.1% of the outstanding Shares, had accepted the Offer and that all conditions of the Offer had been satisfied or waived and that Ship Acquisition intended to take-up the Shares deposited under the Offer on October 20, 2005 and pay U.S.$21.50 per Share on October 25, 2005.

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Questions and requests for assistance may be directed to the Dealer Managers, the Depositary, the U.S. Forwarding Agent or the Information Agent for the Offer. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notice of Extension and this Notice may be obtained without charge on request from the Information Agent at its office shown on the last page of the Offer to Purchase and Circular.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE TO UNITED STATES SHAREHOLDERS

The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that each of the Offeror and CP Ships is incorporated under the laws of New Brunswick, Canada, that all or a substantial portion of its assets are located outside the United States, that some or all of its directors and officers reside outside the United States, that some of the Dealer Managers or experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgement.

The Offer is made for securities of a Canadian issuer by a Canadian company and, while the Offer is subject to Canadian disclosure requirements, Shareholders should be aware that these requirements are different from those of the United States.

Shareholders should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Shares or related securities of CP Ships during the period of the Offer, as permitted by applicable Law.

EXCHANGE RATE INFORMATION

All dollar references in the Offer to Purchase and Circular, including this Notice, are in United States dollars unless otherwise indicated. On October 18, 2005, the rate of exchange for the United States dollar, expressed in Canadian dollars, based on the Bank of Canada noon spot rate of exchange, was $1.00 = CDN$1.1796.

FORWARD-LOOKING STATEMENTS

The Offer to Purchase and Circular, including this Notice and the Notice of Extension, may contain "forward-looking statements" relating to the acquisition of CP Ships and the future performance of TUI. Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of TUI, or developments in TUI's business or its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (1) risks involved in the completion and integration of the acquisition; (2) expected cost savings from the acquisition may not be fully realized or realized within the expected time frame; (3) revenue of the combined company may be lower than expected; (4) costs or difficulties related to obtaining regulatory approvals for completing the acquisition and, following the acquisition, the integration of the companies may be greater than expected; (5) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; and (6) changes may occur in the securities or capital markets.

Forward-looking statements in the Offer to Purchase and Circular, including this Notice and the Notice of Extension, are based on management's beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and TUI and the Offeror disavow and disclaim any obligation to do so.

NOTICE OF VARIATION

TO:    HOLDERS OF COMMON SHARES OF CP SHIPS LIMITED

        This Notice amends and supplements the Offer to Purchase and Circular dated August 30, 2005 of the Offeror, as amended by the Notice of Extension dated October 7, 2005 of the Offeror.

1.     Waiver of Conditions

        The Offeror hereby gives notice that it has varied the Offer by waiving the Waived Conditions.

2.     Time for Acceptance

        The Offer was open for acceptance until 6:00 p.m. (Eastern time) on October 18, 2005. See Section 7 of this Notice, "Recent Developments", below.

3.     Manner of Acceptance

        The procedure for accepting the Offer is described in Section 3 of the Offer to Purchase, "Manner of Acceptance". See Section 7 of this Notice, "Recent Developments", below.

4.     Conditions of the Offer

        On October 19, 2005, TUI and CP Ships jointly announced that all conditions contained in Section 4 of the Offer to Purchase, "Conditions of the Offer", had been satisfied or waived.

5.     Take-Up and Payment for Deposited Shares

        As all conditions referred to under Section 4 of the Offer to Purchase, "Conditions of the Offer", have been fulfilled or waived at or prior to the Expiry Time, the Offeror is obligated to take up the Shares deposited under the Offer and not withdrawn as soon as practicable and, in any event, not later than ten days from the Expiry Time and to pay for the Shares taken up as soon as possible, but in any event not later than three business days (within the meaning of the OSA) after taking up the Shares. See Section 6 of the Offer to Purchase, "Take-Up of and Payment for Deposited Shares". On October 19, 2005, TUI and CP Ships jointly announced that Ship Acquisition intended to take-up the Shares deposited under the Offer on October 20, 2005 and pay U.S.$21.50 per CP Ships Shares on October 25, 2005. See Section 7 of this Notice, "Recent Developments", below.

6.     Withdrawal of Deposited Shares

        Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Shares have been taken up by the Offeror pursuant to the Offer and in the other circumstances described in Section 7 of the Offer to Purchase, "Withdrawal of Deposited Shares".

7.     Recent Developments

        On October 17, 2005, TUI and CP Ships jointly announced that all Regulatory Approvals required in connection with the Offer had either been obtained or the requirement to obtain such Regulatory Approvals prior to expiry of the Offer had been waived. Notice of the waiver of the Mexican Regulatory Approval Condition was given by the Offeror to the Depositary on October 17, 2005.

        On October 19, 2005, TUI and CP Ships jointly announced that Shareholders holding 84,095,325 Shares, representing 89.1% of the outstanding Shares, had accepted the Offer and that all conditions of the Offer had been satisfied or waived and that Ship Acquisition intended to take-up the Shares deposited under the Offer on October 20, 2005 and pay U.S.$21.50 per Share on October 25, 2005. Notice to this effect was given by the Offeror to the Depositary on October 18, 2005. As the Reorganization Condition had not been satisfied on October 18, 2005, such notice to the Depositary constituted a waiver of the Reorganization Condition.

        It was also announced on October 19, 2005 that TUI intended to cause a meeting of Shareholders to be held to consider an amalgamation, pursuant to which TUI would indirectly acquire 100% of the Shares. Upon acquisition of the Shares deposited under the Offer, Ship Acquisition will hold a sufficient number of Shares to approve the amalgamation in accordance with applicable law. It is expected that an announcement regarding the meeting will be made shortly and such amalgamation would be completed by December 31, 2005.

8.     Shareholders' Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders of CP Ships with, in addition to any other rights that they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

9.     Approval and Certificate of Ship Acquisition Inc.

        The contents of this Notice, together with the Offer to Purchase and Circular, have been approved, and the sending, communication or delivery thereof to the shareholders of CP Ships Limited has been authorized by the board of directors of Ship Acquisition Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer, as varied by this Notice.

DATED October 19, 2005

(Signed) DIETER BRETTSCHNEIDER Chief Executive Officer	(Signed) HORST BAIER Chief Financial Officer
On behalf of the board of directors
(Signed) HOLGER OETJEN	(Signed) BRIAN WESTLAKE

10.   Approval and Certificate of TUI

        The contents of this Notice, together with the Offer to Purchase and Circular, have been approved, and the sending, communication or delivery thereof to the shareholders of CP Ships Limited has been authorized by the board of directors of TUI. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer, as varied by this Notice.

DATED October 19, 2005

(Signed) DR. MICHAEL FRENZEL Chief Executive Officer	(Signed) RAINER FEUERHAKE Chief Financial Officer
On behalf of the board of directors
(Signed) SEBASTIAN EBEL	(Signed) DR. PETER ENGELEN

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NOTICE TO UNITED STATES SHAREHOLDERS
EXCHANGE RATE INFORMATION
FORWARD-LOOKING STATEMENTS
NOTICE OF VARIATION